Supplementary Agreement to
The Project Construction Contract Dated July 25, 2008

Party A: The People’s Government of Linwei District, Weinan City (addressed as party A below)
Party B: Tianjin Yayi Industrial Co., Ltd. (addressed as party B below)

According to the Contract Law of the People’s Republic of China and related regulations, both parties have negotiated and agreed on the following clauses which are supplementary to the Project Construction Contract signed on July 25, 2008:

Clause1. Considering that party B will have to do a lot of preliminary preparation such as measuring, building design, construction materials purchase and so on, and that it is earth frozen period, which is not suitable for construction, from December to the next February in Weinan City, party A agrees that party B may start construction within 6 months after signing this agreement. The first phase of the project will complete within 10 months after construction starts, while the second phase of the project construction will start before January 2010 and will complete10 months after construction starts.

Clause2. Party A agrees that party B may pay one million first within ten days after signing the Project Construction Contract dated July 25, 2008. And the balance should be paid off before the construction starts.

Clause3. The supplementary agreement is effective right after both parties’ signing. Meanwhile, the related clauses in the Project Construction Contract dated July 25, 2008 will be subject to the content of this agreement.

Clause4. The agreement shall be in duplicate, with each of party A and party B holding one copy.

Party A: The People’s Republic of Linwei District, Weinan City
Authorized representative: signature and stamp
Date: September 16, 2008

Party B: Tianjin Yayi Industrial Co., Ltd.
Authorized representative: signature and company seal
Date: September 16, 2008